EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-233340, 333-223509, 333-223473, 333-223472, and 333-48587) and Form S-8 (Nos. 333-238539, 333-226788, 333-222225, 333-204436, 333-202184, 333-172464, 333-165640, 333-146170, 333-101472, 333-89356, 333-72768, 333-56094, and 333-81183) of FirstEnergy Corp. of our report dated February 10, 2020, except with respect to Note 18 and our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is November 19, 2020, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
November 19, 2020